Exhibit 99.6

ENGLISH TRANSLATION OF

DISTRIBUCIÓN Y SERVICIO D&S S.A.

BYLAWS

TITLE I. – NAME, PLACE OF BUSINESS, TERM OF DURATION AND PURPOSE.

ARTICLE ONE: Name The sociedad anónima (stock company) is hereby created under the name “Distribución y Servicio D&S S.A.”. For advertising purposes the company may use the initials “D&S”.

ARTICLE TWO: Principal place of Business. The principal place of business of the company is located in the comuna of Quilicura, Región Metropolitana, without prejudice to the agencies or branches that the Board of Directors may establish in other cities or in a foreign country.

ARTICLE THREE: Term of Duration: The period of duration of the company shall be indefinite.

ARTICLE FOUR: Corporate Purpose: The company shall be engaged in:

a)	The exploitation of supermarkets, shopping malls, restaurants, industrial kitchens, and wholesale or retail stores.

b)	The purchase, packaging, processing, production, sale, import and export and wholesale or retail distribution or of all kinds of goods, articles, products, foods, and other consumer goods related to the exploitation of supermarkets, shopping malls, restaurants, industrial kitchens, and commercial stores; the representation of domestic or foreign companies and the granting or acceptance of trade concessions in the items mentioned above.

c)	The provision of services and advisory services related to the installation, operation and performance of supermarkets, shopping malls, restaurants, industrial kitchens and commercial stores and the management of credits granted to clients.

d)	The acquisition, alienation, import, export, marketing and leasing, with or without any promise to sell, of equipment, machinery, and elements intended to the installation, operation and performance of supermarkets, shopping malls, warehouses, wineries, hotels, restaurants, industrial kitchen, casinos and commercial stores.

e)	Providing supplies to wholesalers and retailers, commercial supermarkets, shopping centers, warehouses, wineries, hotels, restaurants, industrial kitchens, casinos or other commercial stores, or any other kind of goods, articles, products, foods or other consumer goods.

f)	building, on its own account or on third parties’ account, of supermarkets, shopping malls, wineries, office buildings, parkings or dwelling houses, either for leasing or for sale by floors, stores or apartments and the subdivisions and urbanization of real properties where it makes buildings.

g)	Creating, organizing or participating in civil or commercial partnerships or corporations, the purpose of which is related to the activities mentioned in the preceding paragraphs. The company may perform its corporate purposes in Chile or in a foreign country, either directly or through other companies, as stated in letter g) above.

TITLE II. – CORPORATE CAPITAL AND SHARES.

ARTICLE FIVE: Corporate Capital: The corporate capital amounts to $386,932,458,000 represented by 6,520 million of nominative shares, of a single series, without face value.

ARTICLE SIX: Stock Certificates: Stock certificates shall be nominative, and shall comply with the rules set forth by the Reglamento de Sociedades Anónimas (Stock Companies’ Regulations) as to their forms, issuance, delivery, replacement, exchange, invalidity, transfer and transmission, which are deemed expressly reproduced herein.

ARTICLE SEVEN. – Communities: Should one or more share be jointly held by one or several persons, such co-owners shall be bound to appoint a single attorney-in-fact for all of them to act as a single shareholder toward the company.

TITLE THREE. – MANAGEMENT.

ARTICLE EIGHT: Management: The company shall be managed by a Board of Directors without prejudice to the powers conferred upon the Shareholders’ Meeting.

ARTICLE NINE: Board of Directors The Board of Directors shall be composed of nine directors and shall be elected every two years by the Regular Shareholders’ Meeting. The directors shall continue holding offices after the expiration of their term, provided no meeting be called to renew them; in such a case, the Board of Director shall call a meeting no later than 30 days thereafter to make the relevant appointments. Directors may be reelected.

ARTICLE TEN. – Election of the Board of Directors: At the elections of the Board of Directors, every shareholder shall be entitled to one vote per share owned or represented by him, and may cumulate their votes in one candidate person or distribute them in one or more candidates as he deems appropriate. Those directors who have received the higher number of votes shall be elected until completing the number of directors to be elected.

ARTICLE ELEVEN. – Disabilities and Incompatibilities: Directors shall cease in their offices due to the disabilities and incompatibilities established by law.

ARTICLE TWELVE. Replacements In order to provide for the replacement of those directors who have ceased in their positions for any of the grounds set forth in the previous section, the Board of Directors shall appoint one or more alternate directors who shall replace the former, and shall hold their offices until the next Regular Shareholders’ Meeting, whereat the whole Board of Director shall be elected.

ARTICLE THIRTEEN. – President; Vice-President: At the first Regular Shareholders’ Meeting thereafter, the Board of Directors shall elect one of their members Chairman, who shall also be the President of the Company. The Board of Directors shall also appoint a Vice Chairman who shall replace the Chairman.

ARTICLE FOURTEEN: Meetings of the Board of Directors: The Board of Directors shall hold meetings on the dates and at the places to be specified by the Board of Directors, but it must meet at least, on a regular basis, once a month. Meetings of the Board of Directors shall be regular and extraordinary. Regular meetings shall be held on the dates previously determined by the Board of Directors and shall not require a special calling notice. Extraordinary meetings shall be specially called by the Chairman, either by himself or at the request of one or more directors, only after the Chairman has decided on the need thereof, unless such meeting is requested by the absolute majority of directors, in which case it shall be necessarily held without any previous qualification thereof. Only the items specifically stated in the agenda shall be dealt with at extraordinary meetings. Notice of extraordinary meetings of the Board of Directors shall be given by certified letter sent to each of the directors, at least, within three days in advance thereto. Such term may be reduced to 24 hours in advance, provided the letter has been personally delivered to the director by a Notary Public. The notice of an extraordinary meeting shall specify the items to be transacted therein and such notice may be omitted if all the directors of the company are present thereat.

ARTICLE FIFTEEN: Organization Quorum: The director’s duties are collectively exercised at a duly constituted meeting. Meetings of the Board of Directors shall be held with the attendance of the absolute majority of the directors and resolutions shall be adopted by the absolute majority of directors present. It shall be understood that those directors who, despite not being personally present are simultaneously and permanently communicated through any other technological means authorized by the Superintendencia de Valores y Seguros by means of general application instructions, are also present at the meetings. In this case, their attendance and participation at such meeting shall be certified by the chairman’s sole responsibility, or by any other corporate officer who replaces him,, and by the secretary of the Board of Directors, and this fact shall be recorded in the relevant minutes drawn of such meeting, which shall be signed and recorded, if appropriate, before the next regular meeting or the closest meeting to be held to such effect.

ARTICLE SIXTEEN: Powers: The Board of Directors represents the company in and out of court, and for the fulfillment of the corporate purpose, which shall not be necessary to prove before third parties, it is vested with all the powers of administration and disposition other than those specifically vested upon the Shareholders’ Meeting by the Law or these Bylaw, without prejudice to the legal representation vested upon the Manager or the powers granted to it by the Board of Directors. The Board of Directors may partially delegate its powers to the Managers, Assistant Manages or lawyers of the company, a director or a committee of directors and for particularly determined purposes, to other individuals.

ARTICLE SEVENTEEN: Remuneration: The directors shall be paid a remuneration for the performance of their functions, the amount of which shall be fixed by the Regular Meeting. Directors shall be paid remuneration or allocations for special services, either permanently or incidentally, other than those rendered by the directors, which shall be authorized or approved by the Shareholders’ Meeting. All these remunerations shall be considered as expenses of the company and shall be accounted for as such.

ARTICLE EIGHTEEN. – Minutes of the Meetings: Discussion, resolutions and agreements of the Board of Directors shall be recorded in the book of minutes by any means, provided they assure that there shall be no insertions, additions, deletions or any other adulteration that may adversely affect the faithfulness of the minutes of the meeting which shall be signed by the directors who have attended it. Upon the death or disability of any director to sign the relevant minutes of the meeting, such circumstance or impediment shall be duly recorded in such minutes. The minutes of the meeting shall be deemed approved as from the date on which it is signed according to the provisions set forth in the preceding paragraphs. The director who wishes to be exempt from liability for any act or agreement of the Board of Directors shall cause his objection to be recorded in the minutes of the meeting, and such objection shall be notified in the next Shareholders’ Meeting by the relevant chairman thereof. The director who believes that there are certain inaccuracies or omissions in the minutes of the meeting, is entitled to state therein the relevant reservations before signing them.

TITLE IV – THE MANAGER.

ARTICLE NINETEEN. – The Manager: The Board of Directors shall appoint an individual as Manager who shall have the following powers and duties:

a)	Being in charge of the immediate general management of the company pursuant to the powers and directions received from the Board of Directors in accordance with these bylaws, and the laws and regulations in force;

b)	Attending the meetings of the Board of Directors and of Shareholders, by acting as secretary thereof and keeping the relevant books of minutes;

c)	directing and taking care of the economic internal order of the offices and that the accounting be kept in due form; and

d)	Representing the company in court, according to section seven of the Code of Civil Procedure.

TITLE V. – SHAREHOLDERS’ MEETINGS.

ARTICLE TWENTY. – Regular and Extraordinary Shareholders’ Meetings: Shareholders’ Meeting shall be regular and extraordinary. Regular meetings shall be held within the first four months of each year to deal with the matters inherent in it set forth below. Extraordinary meetings may be held at any time, whenever the corporate needs so require, to transact any businesses that the Law or these Bylaws may submit to the consideration of the Shareholders’ Meeting and provided such businesses have been previously specified in the agenda included in the relevant notice. Whenever an Extraordinary Shareholders’ Meeting is to decide on some matters that are to be dealt with at a Regular Meeting, its operation and agreements shall be subject, as appropriate, to the quorum applicable to regular meetings of shareholders.

ARTICLE TWENTY-ONE. – Regular Shareholders’ Meetings: Regular Shareholders’ Meetings shall transact the following businesses:

ONE: The analysis of the financial condition of the company and of the External Auditors’ report and the approval or rejection of the annual report, the balance sheet, the financial statements and results of operations submitted by the administrators or liquidators of the company;

TWO: The distribution of profits for each fiscal year and, in particular, the allocation of dividends;

THREE: The election or termination of the members of the Board of Directors, the liquidators and the statutory auditors of the administration; and

FOUR: In general, any matter of corporate interest other than the one to be particularly dealt with by an Extraordinary Meeting.

ARTICLE TWENTY-TWO. – Extraordinary Shareholders’ Meetings: Extraordinary Shareholders’ Meetings shall transact the following businesses:

ONE: Dissolution of the company;

TWO: The transformation, merger or split-up of the company and the amendment of its bylaws;

THREE: The issuance of bonds or debentures convertible into shares;

FOUR: Sale of the assets of the company under the terms set forth in subsection 9 of section 67 of the Ley sobre Sociedades Anónimas (Business Corporation Act) or the 50%, or more of the liabilities;

FIVE: Granting security interests or sureties or personal guaranties to secure third parties’ obligations, except if they are subsidiaries, in which case the approval of the Board of Directors shall suffice; and

SIX: Any other matters that, pursuant to the Law or these Bylaws, are to be solely transacted by the Shareholders’ Meetings. The matters referred to in paragraphs one, two, three and four may only be decided upon at the Meetings held before a Notary Public, who shall attest that the minutes faithfully transcribe the resolutions taken at such meeting.

ARTICLE TWENTY-THREE. Calling of Meetings : Meetings shall be called by the Board of Directors of the company. The Board of Directors shall call:

ONE: A Regular Meeting to be held within the period of four months following the date of the balance sheet, in order to deal with all affairs under its jurisdiction;

TWO: An Extraordinary Meeting provided that, at its discretion, the interests of the company so justify it;

THREE: A Regular or Extraordinary Meeting, as the case may be, upon the request of the shareholders representing, at least, 10% of the outstanding shares with voting rights, stating in such request the transactions to be dealt thereat. Meetings called by virtue of the shareholders’ request shall be held within the term of 30 days thereafter.

ARTICLE TWENTY-FOUR. – Calling of Meeting: Notice of a Shareholders’ Meeting shall be given by means of an ad published at least three times, in different days in the newspaper corresponding to the corporate principal place of business, determined by the Shareholders’ Meeting or, in default thereof, or in the case of a suspension or disappearance of such newspaper, in the Official Gazette, within the time, under the terms and conditions set forth in the Reglamento de Sociedades Anónimas. Those Shareholders’ Meetings at which all shareholders holding 100% of outstanding shares with voting rights are present may be validly held, even if they have not complied with the formalities required for such notice.

ARTICLE TWENTY-FIVE. – Constitution of the Meetings: Meetings shall be held on first call with the presence of the absolute majority of the shares issued with voting rights, i.e., at least 51% of the outstanding shares, and on second call, with the attendance of those who are present thereat either personally or by proxy, with voting rights, irrespective of their number, and resolutions may be adopted by absolute majority, i.e., at least by the shareholders holding 51% of the shares present either personally or by proxy, with voting rights, unless the Law, the Reglamento de Sociedades Anónimas or these Bylaws provide another quorum. Notices of meetings to be held on second call may only be published only once the meeting to be held on first call has been adjourned, and the new meeting shall be called to be held within 45 days following the date fixed for the adjourned Meeting. Meetings shall be chaired by the Chairman of the Board of Directors or the officer who acts in lieu thereof, and shall act a secretary the Secretary of the corporation, if any, or in default thereof, the manager.

ARTICLE TWENTY-SIX. – Participation: Only those Shareholders who are the owners of shares recorded in the Register Book of Shareholders within five business days before the date on which the relevant Meeting shall be held may attend such meetings and vote thereat. Shareholders with no voting rights, as well as directors and Managers who are not shareholders, may attend the Meetings and participate thereat.

ARTICLE TWENTY-SEVEN. – Proxies: Shareholders may be represented at the Meetings by any other individual (a proxy), although the latter is not a shareholder. Such proxy shall be granted in writing for the total number of shares, owned by the principal as of the date of the meeting. The form and text of the proxy, and the description of powers shall comply with the provisions set forth by the Reglamento de Sociedades Anónimas.

ARTICLE TWENTY-EIGHT. – Qualified Quorum: The following agreements shall require the vote of 2/3 of the shares issued with voting rights:

ONE: The transformation, split up and merger of the company with or into another company;

TWO: The early dissolution of the company and the establishment of a term of duration;

THREE: Change of principal place of business;

FOUR: The abatement of the capital stock;

FIVE: The approval of the contribution and assessment of non monetary assets;

SIX: The modification of the powers granted to the Shareholders’ Meeting or the restrictions to the powers of the Board of Directors;

SEVEN: The reduction in the number of members of the Board of Directors;

EIGHT: The sale of 50% or more of the assets of the company, including or excluding its liabilities; as well as the making or modification of any business plan that contemplates the sale of assets for an amount in excess of such percentage. To these effects, it is presumed that those transaction carried out by one or more acts related to any corporate assets during any period of twelve consecutive months constitute the same sale transaction;

NINE: The modification of the way in which corporate benefits are distributed;

TEN: Granting security interests or sureties or personal guaranties to secure third parties’ obligations in excess of 50% of the assets, except if they are subsidiaries, in which case the approval of the Board of Directors shall suffice;

ELEVEN: The acquisition by the company of shares issued by it, under the conditions set forth in sections 27 A and 27 B of the Ley sobre Sociedades Anónimas;

TWELVE: Curing the nullity, caused by formal defects of an amendment to the corporate bylaws that comprises one or more items set forth in this section; and

THIRTEEN: Amendments to bylaws the purpose of which is the creation, modification or deletion of preferences, shall be approved with the vote of 2/3 of the shares of the series involved.

ARTICLE TWENTY-NINE. – Book of Minutes: The discussions and agreements /resolutions carried out or taken at the Meetings shall be recorded in the books of minutes to be kept by the Manager of the Company. The minutes of the meeting shall be signed by the Chairman and Secretary of the Meeting and by three shareholders elected by it, or by the attendees, if less than three. The minutes of the meeting shall be deemed approved as from the date on which it is signed by the individuals mentioned above. Should one of the individuals appointed to sign the minutes of the meeting believes that there are certain inaccuracies or omissions therein, he is entitled to state therein the relevant reservations before signing them.

TITLE VI. – SUPERVISION OF THE MANAGEMENT.

ARTICLE THIRTY. – Auditors: The Regular Meeting shall annually appoint independent External Auditors for the purpose of examining the accounting, inventory, balance sheet and other financial statements, and shall file a written report on his performance with the next Regular Meeting.

ARTICLE THIRTY-ONE. – Information available to the shareholders: The annual report, balance sheet, inventory, minutes, books and reports of External Auditors shall be made available to the shareholders for their examination at the management office of the company during the fifteen days before the date on which the Shareholders’ Meeting shall be held. The shareholders may only require the examination of such documents within the term mentioned above.

TITLE VII. – BALANCE SHEET AND DISTRIBUTION OF PROFITS.

ARTICLE THIRTY-TWO. – Balance Sheet: The company shall prepare a general balance sheet of its transactions as of the 31st. day of December in each year.

ARTICLE THIRTY-THREE. – Annual Report: The Board of Directors may submit to the consideration of the Regular Shareholders’ Meeting a reasoned annual report on the financial condition of the company during the last fiscal year, annexed to the general balance sheet, the statement of profits and losses and the report submitted to such effect by the External Auditors. All such documents shall clearly reflect the financial condition of the company as of the closing date of the fiscal year as well as the relevant profits and losses thereof.

ARTICLE THIRTY-FOUR. – Dividends: Unless otherwise unanimously agreed upon at the Shareholders’ Meeting by the shareholders holding the shares issued with voting rights, the Shareholders’ Meeting shall allocate no less than the 30% of the liquid profits of each fiscal year to be distributed as dividend in cash provided there are no cumulative losses from previous fiscal years. Those shareholders recorded in the Register Book of Shareholders shall be entitled to receive dividends on the fifth business day before the date fixed for the payment thereof.

ARTICLE THIRTY-FIVE. – Interim Dividends: The Board of Directors may, under the personal responsibility of the directors under the relevant agreement, shall distribute interim dividends during the fiscal year, charged to the profits thereof, provided there are not cumulative losses.

TITLE VIII. – DISSOLUTION AND WINDING UP.

ARTICLE THIRTY-SIX. – Dissolution: The company shall be dissolved for the grounds set forth by the Law.

ARTICLE THIRTY-SEVEN. – Winding up: Once the company has been dissolved, the words “en liquidación” (to be wound up) shall be added to the corporate name, and the Shareholders’ Meeting shall appoint a Committee of three members to wind it up. They shall be elected as set forth in article ten. The Winding-up Committee shall appoint a President from among its members, who shall represent the company. Such Winding-up Committee shall wind up the company subject to and in compliance with the law and the agreements legally corresponding to the Shareholders’ Meeting, without prejudice to the fact that their term of office may be revoked in those cases set forth by the Law. Notwithstanding what has been provided for in the previous sections, the company shall not be wound up if it is dissolved because all the shares are owned by a single individual.

TITLE IX. GENERAL PROVISIONS

ARTICLE THIRTY-EIGHT. – Arbitration: Those disputes that may arise between the company or the Board of Directors and the shareholders, or among them as a consequence of the application, fulfillment or interpretation of this agreement, whether during the life of the company or while the winding-up thereof is pending, shall be settled by a single arbitrator, appointed by the mutual agreement of the interested parties, who shall finally decide thereon out of court and such award shall be final and conclusive. In the absence of any agreement between the parties concerned, the arbitrator shall be appointed by the competent Civil Judge of Santiago, in which case such arbitrator shall be an attorney-in-fact who is or has been a professor of Civil Law or Commercial Law for more than five years of a School of Law acknowledged by the Republic of Chile.

ARTICLE THIRTY-NINE. – Supplementary Rules: The legal or bylaw provisions in force for stock companies shall be applied To all those matters not provided for in these Bylaws, provided they are other than those to be resolved or decided upon by the Shareholders’ Meeting.

PROVISIONAL ARTICLES:

Provisional Article One. – The corporate capital is $386,932,458.000 divided into and represented by 6,520 million of nominative shares of a single series and without face value, has been fully subscribed and paid-up before the extraordinary shareholders’ meeting of the company held on October 26, 2004. Such capital stock has been divided into the number of shares indicated above through an agreement for the redenomination thereof, approved by the general extraordinary shareholders’ meeting of the company held on October 26, 2004, whereby it was agreed that, on the date on which the board of directors was authorized to determine, within the term of 90 days subsequent to the holding of the meeting mentioned above, each of the 1,630 million of shares in which the capital stock was divided as of October 26, 2004 was exchanged by 4 nominative shares of the same and solely existing series and without face value.